UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 1, 2005

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California  91107

(Address of principal executive office and zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           (i)   On December 2, 2005, Tetra Tech, Inc. (the “Company”) issued a press release to announce that Doug Smith, age 56, had joined the Company to manage its infrastructure group.  Mr. Smith’s title is Senior Vice President and President of the Infrastructure Group.

Mr. Smith has nearly 35 years of infrastructure industry experience focused on water infrastructure engineering and comes to the Company from MWH Global, Inc., where he was Senior Vice President of Strategic Planning.  Mr. Smith spent the previous 24 years, from 1980 to 2004, at Black & Veatch, where he was promoted to President of the Europe Water Division, a $350 million per year business.  While at Black & Veatch, Mr. Smith focused on large program business development and acquisition integration.  From 1976 to 1979, Mr. Smith was an adjunct professor Civil Engineering at the University of Colorado, Boulder, and director of Public Utilities for the City of Boulder.  Mr. Smith holds a B.S. in Engineering from Kansas State University, an M.S. in Civil Engineering from the University of Colorado, and a J.D. from the University of Denver.  Mr. Smith is a licensed Professional Engineer.

The full text of the press release issued by the Company on December 2, 2005 announcing the hiring of Doug Smith is attached as Exhibit 99.1 to this report.

(ii)           As of December 1, 2005, the following individuals were named executive officers of the Company in the capacities indicated below:

Dr. William H. Brownlie, age 52, was named Senior Vice President and President of the Environmental Engineering and Consulting Group.  He joined the Company’s predecessor in 1981 and was named a Senior Vice President in December 1993.  He has been a Vice President since 1988.  For the past year, Dr. Brownlie managed one of the Company’s water consulting business units.  Previously Dr. Brownlie managed various Company business units and programs focusing on water resources and environmental services, including work with the U.S. Army Corps of Engineers, U.S. Air Force, U.S. Department of the Interior’s Bureau of Reclamation, and the U.S. Department of Energy.  Dr. Brownlie is a registered Professional Engineer and has a strong technical background in water resources.  He holds B.S. and M.S. degrees in Civil Engineering from the State University of New York at Buffalo and a Ph.D. in Civil Engineering from the California Institute of Technology.

Donald I. Rogers, Jr., age 61, was named Senior Vice President and President of the Remediation and Construction Group.  Mr. Rogers joined the Company in March 2003 in connection with the acquisition of the Tetra Tech EC, Inc. subsidiary (formerly Foster Wheeler Environmental Corporation) (“Tetra Tech EC”).  Mr. Rogers joined Tetra Tech EC in December 1992 and has served as Chief Operating Officer and Executive Vice President of that subsidiary, as well as managed its finance, marketing and sales, and operations groups at various times in his career.  Mr. Rogers has more than 32 years of experience in engineering and construction, including management responsibility for divisions performing environmental restoration and hazardous waste site remediation programs in 40 states and international locations.  Mr. Rogers was previously Vice President of Enserch Development Corporation and Vice President of Ebasco Constructors.  He earned a B.A. in Economics from the University of Bridgeport, an M.A. in Economics from the New School for Social Research, and an Advanced Executive M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Patrick D. Haun, age 45, was named Senior Vice President and President of the Systems Support and Security Group.  Mr. Haun joined the Company in August 2003 in connection with the acquisition of the Engineering Management Concepts, Inc. (EMC) subsidiary.  Mr. Haun joined EMC in 1985 and has worked as an Engineer, Senior Engineer and President of the subsidiary, supporting major federal clients including the U.S. Navy and other branches of the U.S. Department of Defense.  Mr. Haun has managed groups that provide engineering and program management support in the areas of computer system design, analysis, and integration; systems engineering and logistics; modeling and simulation; and weapons test range support.  Mr. Haun formerly worked for Gearhart Industries.  He earned a B.S. in Electrical Engineering from Iowa State University.

Mark A. Walsh, age 45, who has served as Senior Vice President since November 2002, will also serve as President of the Government Compliance Services Group.  Mr. Walsh joined the Company in 1995 through the acquisition of the Tetra Tech EM Inc. (EMI) subsidiary.  He joined EMI in 1987, and has served as information systems manager, office manager and vice president.  He currently serves as the president of EMI.  From 1985 to 1987, Mr. Walsh served as an environmental consultant to government agencies with Booz, Allen and Hamilton, Inc.  Mr. Walsh has broad business development and contract management expertise with commercial clients and many government customers, including the Department of Defense, Environmental Protection Agency, Department of Energy, and numerous state and local agencies.  He has published several articles for governmental research and professional associations.  Mr. Walsh holds a B.S. degree in Environmental Resource Management and a Master’s degree in Public Administration from Pennsylvania State University.

Item 9.01.                                        Financial Statements and Exhibits.

(c)                                Exhibits

99.1         Press Release, dated December 2, 2005, announcing the hiring of Doug Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	December 2, 2005	By:	/s/ DAN L. BATRACK
Dan L. Batrack
Chief Executive Officer